Addendum No. 4 to Fund Accounting and Administration Agreement Dated

June 5, 2005

by and among

ALPS Fund Services, Inc.

and

Henssler Asset Management, LLC

and

The Henssler Funds, Inc.

THIS ADDENDUM is made as of January 1, 2012, by and among ALPS Fund Services, Inc. (“ALPS”), Henssler Asset Management, LLC (“Henssler”) and The Henssler Funds, Inc. (“Fund”).

WHEREAS, ALPS, Henssler and the Fund wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of the Addendum, Appendix B to the Agreement is amended to add the following services:

Legal Services

•	Review and update Prospectus and Statement of Additional Information annually

•	Coordinate standard layout and printing of Prospectus

•	If the Funds elect to have ALPS prepare the Summary Prospectus additional fees will be charged

•	Provide legal review of SEC financial filings

•	Coordinate EDGARization and filing of documents

•	Attend board meetings via telephone and prepare minutes (preparation, compilation and mailing of board materials is not included)

2. Effective as of the date of the Addendum, Appendix C to the Agreement is amended to add the following fees:

Legal Services

•	$20,000 annual fee for the one Fund with 2 share classes

All out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: filing, printing and mailing fees, postage and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS FUND SERVICES, INC.		HENSSLER ASSET MANAGEMENT LLC
By:		By:
Name:	Jeremy O. May	Name:	Scott L. Keller, CFA
Title:	President	Title:	Principal

THE HENSSLER FUNDS, INC.
By:
Name: Scott L. Keller, CFA Title: Vice President